Filed Pursuant to Rule 433

Supplementing the Preliminary Prospectus Dated June 5, 2017

Registration No. 333-204555

June 5, 2017

$200,000,000

3.500% SENIOR NOTES DUE JUNE 2020

FINAL TERMS AND CONDITIONS

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement dated June 5, 2017 and the accompanying prospectus (including the documents incorporated by reference therein) relating to those securities. Capitalized terms used in this term sheet but not defined have the meanings given to them in such preliminary prospectus supplement.

Issuer:	Astoria Financial Corporation (the “Company”)

Type of Security:	Senior Notes

Aggregate Principal Amount:	$200,000,000

Trade Date:	June 5, 2017
Settlement Date (T+3):	June 8, 2017
Final Maturity:	June 8, 2020
Coupon:	3.500%
Issue Price:	100%

Optional Redemption Date:	Redeemable, in whole or in part, by the Company on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the redemption date

Interest Payment Dates:	Semi-annually in arrears on the 8th day of each June and December, commencing on December 8, 2017

Day Count Convention:	30/360, unadjusted
Reference Benchmark:	UST 1.50% due May 15, 2020

Reference Benchmark Yield:	1.440%

Spread to Benchmark:	206.0 basis points

Denominations:	$2,000 denominations and $1,000 integral multiples thereof

CUSIP/ISIN:	046265 AG9 / US046265AG96

Sole Booking-Running Manager:	Sandler O’Neill + Partners, L.P.

Co-Manager:	Macquarie Capital

The Company has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-204555) and a preliminary prospectus supplement dated June 5, 2017, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents incorporated by reference therein that the Company has filed with the SEC. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request these documents by calling Sandler O’Neill at (866) 805-4128.

This pricing term sheet does not constitute an offer to sell, or a solicitation of an offer to buy, any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.